                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       GREAT WALL ACQUISITION CORPORATION

               - - - - - - - - - - - - - - - - - - - - - - - - - -
                     PURSUANT TO SECTIONS 241 AND 245 OF THE
                        DELAWARE GENERAL CORPORATION LAW
               - - - - - - - - - - - - - - - - - - - - - - - - - -

         GREAT WALL ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the "Corporation"), by its sole director, hereby certifies as follows:

         1. The name of the Corporation is "Great Wall Acquisition Corporation."

         2. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 20, 2003.

         3. This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

         4. The Corporation has not yet received any payment for any of its stock.

         5. This Restated Certificate of Incorporation was duly adopted by written consent of the sole director of the Corporation in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of
the State of Delaware ("GCL").

         6. The text of the Certificate of Incorporation of the Corporation is
hereby amended and restated to read in full as follows:

         FIRST: The name of the corporation is Great Wall Acquisition
Corporation (hereinafter sometimes referred to as the "Corporation").

         SECOND: The registered office of the Corporation is to be located at 9
East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address is

National Corporate Research, Ltd.

         THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000,000 of which
20,000,000 shares shall be Common Stock of the par value of $.0001 per share and
1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

         A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of
Directors providing for the issue of such series (a "Preferred Stock
Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred
Stock Designation.

         B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

         FIFTH: The name and mailing address of the sole incorporator of the
Corporation are as follows:

                  Name                               Address
                  ----                               -------

                  Jeffrey M. Gallant                 Graubard Miller
                                                     600 Third Avenue, 32nd Floor
                                                     New York, New York 10016

         SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination," and may not be amended prior to the consummation of any Business Combination. A "Business
Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of a company ("Target Business") which has its

primary operations in the People's Republic of China.

         A. Prior to the consummation of any Business Combination, the
Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of
IPO Shares (defined below) exercise their conversion rights described in paragraph B below.

         B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock ("IPO Shares")
issued in the Corporation's initial public offering ("IPO") of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by
(ii) the total number of IPO Shares held by the such holder. "Trust Fund" shall mean the trust account established by the Corporation at the consummation of its
IPO and into which a certain amount of the net proceeds of the IPO are deposited.

         C. In the event that the Corporation does not consummate a Business
Combination by the later of (i) 18 months after the consummation of the IPO or
(ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such
18 month period (such later date being referred to as the "Termination Date"), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, only the holders of
IPO Shares shall be entitled to receive liquidating distributions and the
Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

         D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

         E. The Board of Directors shall be divided into three classes: Class A,
Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first

election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class
B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of
Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual
Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

         SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

         B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

         C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat
(provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

         D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of
Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

         EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the
GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the
Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

                 B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

         NINTH: Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this
Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  IN WITNESS WHEREOF, the Corporation has caused this Restated
and Amended Certificate of Incorporation to be signed by Justin Tang, its sole
Director, as of the 25th day of August, 2003.

                                                 /s/ Justin Tang
                                                 ---------------
                                                 Justin Tang, Sole Director